Exhibit 99.1

Portland General Electric One World Trade Center 121 SW Salmon Street Portland, Oregon 97204 News Release

FOR RELEASE	Media Contact:
5 a.m. EST, February 25, 2009	Gail Baker
Director, Corporate Communications
Phone: 503-464-8693

Investor Contact:
Bill Valach
Director, Investor Relations
Phone: 503-464-7395

Portland General Electric reports full year

and fourth quarter 2008 earnings results

Reaffirms 2009 earnings guidance

Portland, Ore. — Portland General Electric Company (NYSE: POR) today reaffirmed full-year 2009 earnings guidance of $1.80 to $1.90 per diluted share. Net income for the twelve months ended December 31, 2008 was $87 million, or $1.39 per diluted share, compared to $145 million, or $2.33 per diluted share, in 2007. The decrease in net income resulted primarily from the Oregon Public Utility Commission (OPUC) Trojan refund order and losses on non-qualified benefit plan trust assets both in 2008; and a benefit recorded in 2007 from the deferral of a portion of Boardman replacement power costs. In 2008 the company had excellent plant and utility operations. Fourth quarter earnings for 2008 were $0.32 per diluted share compared to $0.40 per diluted share in the fourth quarter 2007.

“2008 was an exceptional year for operations,” said Jim Piro, President and CEO of Portland General Electric (PGE). “Our plants and distribution system performed well, and according to J.D. Power and Associates, PGE ranks highest in the Western region in overall business customer satisfaction as well as power quality and reliability.”

“Looking ahead, we believe that sound financial management combined with ongoing opportunities for investment in rate-based assets gives us solid prospects for growth as we remain focused on providing value to our customers and our shareholders.”

Full Year 2008 Highlights

•

Received the final OPUC general rate case order in January 2009 which approved an overall price increase of 7.3% consisting of a $95 million increase for net variable power costs (NVPC) and a $26 million increase for other costs. Received authorization for a new decoupling mechanism, with the condition that the return on equity (ROE) be reduced by 0.1 percent to 10 percent reflecting the OPUC’s view of reduced company risk.

•	Total customers served increased by approximately 1% from 803,788 at year-end 2007 to 810,197 at year-end 2008. Total retail energy deliveries in 2008 increased by approximately 2% from 2007.

•	Achieved a high level of generation performance and had excellent plant availability with thermal at 89 percent, wind at 93 percent and PGE-owned hydro at 99 percent.

•	Achieved a high level of system reliability exceeding our power reliability goals.

•	Ranked number one in the Western region in overall business customer satisfaction, according to J.D. Power and Associates 2009 Electric Utility Business Customer Satisfaction StudySM.

•	Achieved the highest rating level of residential customer satisfaction in more than a decade with the ratings among the top quartile in the industry according to an independent quarterly survey.

•

Received OPUC approval in May 2008 for the company’s smart meter project and began system acceptance testing. Full deployment of 850,000 meters will begin in 2009 and is expected to be completed by year-end 2010.

•	Began construction of the second phase of the Biglow Canyon Wind Farm. Phase II is expected to be completed in 2009 and Phase III is expected to be completed in 2010.

•

Effectively operated our utility system through a series of storms in late December that brought freezing rain and the heaviest snowfall seen in our service area in 40 years. Handled more than 400,000 customer outages.

•	Put in place additional liquidity by adding a $125 million, 364-day revolving credit facility in December 2008 and by issuing $130 million of First Mortgage Bonds in January 2009.

•	Increased the quarterly common stock dividend in May from 23.5 cents per share to 24.5 cents per share, an increase of 4.3%.

2009 Earnings Guidance

PGE is reaffirming full-year 2009 earnings guidance of $1.80 to $1.90 per diluted share. Guidance assumes normal hydro conditions and plant operations. Guidance also reflects steps taken to align operating costs with the recent OPUC general rate case order. Currently the regional Hydro forecast indicates below normal conditions. Given that it is early in the year the company assumes average hydro in guidance, and will be actively monitoring hydro conditions through the year. PGE is also reaffirming its long-term annual earnings growth expectation of 6 to 8 percent beginning with 2009.

General Rate Case

In January 2009, the OPUC issued its final order in PGE’s general rate case with tariffs effective January 1, 2009. The OPUC approved an average price increase of 7.3 percent and a cost of capital that provides for a debt-to-equity capital structure of 50/50. The order authorizes $121 million of increased revenues consisting of approximately $95 million for net variable power costs and $26 million for other costs. Certain customer credits, including those related to 2007 results of the power cost adjustment mechanism (PCAM), reduced the average overall price increase to approximately 5.6 percent.

The OPUC also authorized PGE’s proposed decoupling mechanism effective for a period of two years. The condition of this authorization is that the company’s allowed ROE be reduced by 0.1 percent to 10 percent reflecting the OPUC’s view of reduced company risk. On January 30, 2009 the company filed an application with the OPUC for deferred accounting of revenues associated with the decoupling mechanism, effective February 1, 2009.

Liquidity

In December 2008, PGE obtained an unsecured $125 million revolving credit facility (credit facility) with a group of banks. The credit facility, which matures in December 2009, is for general corporate purposes, including back-up for the issuance of commercial paper, potential refinancing of certain existing indebtedness and support for collateral requirements under energy purchase and sale agreements. This supplements the company’s existing $370 million revolving credit facility with a separate group of banks. $360 million of this facility matures in July 2013, with the remaining $10 million maturing in July 2012.

As of February 20, 2009, PGE had $53 million of commercial paper outstanding and borrowings of $61 million under the credit facility. The company also had issued $153 million in letters of credit. As of February 20, 2009, the company had an aggregate remaining borrowing capacity of $228 million available under the two credit facilities and a cash balance of $1 million. Higher levels of short-term borrowings and outstanding letters of credit are the result of additional margin deposit requirements related to power and natural gas contracts. As of February 20, 2009, PGE had posted margin deposits of $363 million. Margin deposits create a cash flow timing difference but have minimal impact on earnings.

Capital Expenditures

Capital expenditures in 2009 are estimated to be $722 million, a decline of approximately $38 million from our previous forecast of 2009 capital expenditures. The decrease is primarily from reductions in ongoing expenditures for production, transmission, and distribution facilities as well as smart meters, and Biglow Canyon Phases II and III. Current estimated 2009 capital expenditures consist of:

•	$230 million for Phase II of the Biglow Canyon Wind Farm

•	$176 million for Phase III of the Biglow Canyon Wind Farm

•	$224 million in ongoing expenditures for production, transmission and distribution facilities

•	$66 million for smart meters

•	$24 million for hydro licensing projects

•	$2 million for Boardman emissions controls

Capital expenditures in 2010 are estimated to be $526 million, consisting of:

•	$232 million in ongoing expenditures for production, transmission and distribution facilities

•	$201 million for Phase III of the Biglow Canyon Wind Farm

•	$53 million for smart meters

•	$25 million for Boardman emissions controls

•	$15 million for hydro licensing projects

Financing Plans

To fund a portion of capital expenditures, PGE issued $130 million of First Mortgage Bonds in January 2009, consisting of $67 million with interest at 6.8 percent per annum, maturing January 2016, and $63 million with interest at 6.5 percent per annum, maturing January 2014. In 2009 PGE plans to issue approximately $170 million in additional debt, remarket $142 million in pollution control bonds and issue approximately $175 million to $200 million in equity also in 2009. The timing of new issuances is subject to market conditions.

Full Year 2008 Summary

Net income for the full year 2008 was $87 million, or $1.39 per diluted share, compared to $145 million, or $2.33 per diluted share, for 2007. 2008 was marked by excellent plant and utility operations which were offset by items such as the provision taken for the Trojan refund order and losses from the non-qualified benefit plan trust assets. Key drivers impacting 2008 net income results relative to 2007 are as follows:

2008

•

$20 million after-tax loss or $0.32 per diluted share from the regulatory liability recorded to provide for a future refund to customers, related to the Trojan order, not including impacts of Senate Bill 408 (SB 408).

•	$12 million after-tax loss or $0.19 per diluted share from a decline in the fair market value of the non-qualified benefit plan trust assets during 2008.

•	$6 million after-tax gain or $0.10 per diluted share from oil sales from the Beaver plant.

•	$6 million after-tax loss or $0.10 per diluted share from customer refunds related to SB 408.

2007

•	$16 million after-tax gain or $0.26 per diluted share from the 2007 deferral of a portion of Boardman replacement power costs.

•	$11 million after-tax gain or $0.18 per diluted share from a customer collection related to SB 408.

•	$4 million after-tax gain or $0.06 per diluted share from the settlement with certain California parties involving wholesale energy transactions in 2000-2001.

•	$3 million after-tax gain or $0.05 per diluted share from an increase in the fair market value of the non-qualified benefit plan trust assets during 2007.

Fourth Quarter 2008 Financial and Operating Highlights

Net income for the fourth quarter of 2008 was $20 million, or $0.32 per diluted share, compared to $24 million, or $0.40 per diluted share, for the fourth quarter of 2007. Results for 2008 were positively impacted by excellent thermal plant operations and lower gas prices. Partially off-setting these results were a decline in hydro generation and a 1.7 percent quarter-over-quarter decrease in retail energy deliveries. Key drivers impacting fourth quarter 2008 net income results relative to fourth quarter 2007 are as follows:

Fourth Quarter 2008

•	$5 million after-tax loss or $0.08 per diluted share from the decline in the fair market value of the non-qualified benefit plan trust assets during the fourth quarter 2008.

•	$2 million after-tax loss or $0.03 per diluted share from customer refunds recorded in the fourth quarter of 2008 related to SB 408.

•	$1 million after-tax loss or $0.02 per diluted share from storm restoration costs net of transmission and distribution insurance.

Fourth Quarter 2007

•	$4 million after-tax gain or $0.06 per diluted share from a customer collection related to SB 408.

•	$1 million after-tax loss or $0.02 per diluted share from a decline in the fair market value of non-qualified benefit plan trust assets.

Fourth Quarter 2008 Summary

•	Total revenues decreased by 4 percent to $449 million in the fourth quarter 2008 from $470 million in 2007. The decrease was due primarily to the following factors:

•	A decrease of $9 million related to SB 408, consisting of a $3 million refund recorded in 2008 compared to a $6 million collection recorded in 2007.

•	A $10 million decline in wholesale revenues due to a 14 percent decrease in sales volume and a 7 percent lower average sales price.

•

Purchased power and fuel expense fell by 13 percent to $226 million in the fourth quarter 2008 from $259 million in the fourth quarter 2007. The decrease was due to the net effect of the following key factors:

•	9 percent decrease in average power cost, which was driven primarily by lower power and natural gas prices in the fourth quarter of 2008.

•	$10 million decrease due to a 4 percent reduction in total system load.

•

Production, distribution, administrative and other expenses increased by 3 percent to $92 million in the fourth quarter 2008 from $89 million in the fourth quarter 2007 due primarily to increased labor expense and increased costs related to storm restoration.

•

Depreciation and amortization expense increased by 15 percent to $54 million in the fourth quarter 2008 from $47 million in 2007 due primarily to increased amortization related to the smart meter project and increased depreciation due to Phase I of Biglow Canyon Wind Farm coming into service.

•	Other income (expense) decreased by $7 million primarily due to a decline in the fair market value of non-qualified benefit plan trust assets.

Full Year 2008 Earnings Call and Webcast February 25, 2009

PGE will host a conference call with financial analysts and investors on Wednesday, February 25, 2009, at 5 p.m. EST. The conference call will be webcast live on the PGE Web site at www.PortlandGeneral.com. A replay of the call will be available beginning at 7 p.m. EST on Wednesday, February 25 through Wednesday, March 4.

Jim Piro, president and CEO; Maria Pope, senior vice president, CFO and treasurer; and Bill Valach, director of investor relations will participate in the call. Management will respond to questions following formal comments.

The attached consolidated income statements, balance sheets, cash flow statements and supplemental operating statistics are an integral part of this earnings release.

# # #

About Portland General Electric Company

Portland General Electric, headquartered in Portland, Ore., is a vertically integrated electric utility that serves approximately 810,000 residential, commercial and industrial customers in Oregon. Visit our Web site at www.PortlandGeneral.com.

Safe Harbor Statement

Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance, statements regarding growth prospects, statements regarding future capital expenditures, statements regarding the cost, and completion of capital projects, such as the smart meter project and the Biglow Canyon Wind Farm, as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including matters and events related to final regulatory review and approval of the deferral of excess power costs related to Boardman’s outage; regulatory approval and rate treatment of the smart meter and Biglow Canyon Wind Farm projects; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric, and energy market conditions, which could affect the availability and cost of purchased power and fuel; and the outcome of various legal and regulatory proceedings. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the Company on the date hereof and such statements speak only as of the date hereof. The Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the Company’s most recent Annual Report on Form 10-K and the Company’s reports on Forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including Management’s Discussion and Analysis of Financial Condition and Results of Operation and the risks described therein from time to time.

POR-F

Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues, net	$449	$470	$1,745	$1,743
Operating expenses
Purchased power and fuel	226	259	878	879
Production and distribution	44	41	169	150
Administrative and other	48	48	190	184
Depreciation and amortization	54	47	208	181
Taxes other than income taxes	20	20	83	80

	392	415	1,528	1,474

Income from operations	57	55	217	269

Other income (expense)
Allowance for equity funds used during construction	2	3	9	16
Miscellaneous income (expense)	(8)	(2)	(14)	8

Other income (expense), net	(6)	1	(5)	24

Interest expense	23	20	90	74

Income before income tax	28	36	122	219
Income taxes	8	12	35	74

Net income	$20	$24	$87	$145

Weighted-average shares outstanding (in thousands):
Basic	62,558	62,519	62,544	62,512

Diluted	62,558	62,533	62,581	62,534

Earnings per share, basic and diluted	$0.32	$0.40	$1.39	$2.33

Dividends declared per common share	$0.245	$0.235	$0.970	$0.930

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)

(Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$10	$73
Accounts receivable, net	168	178
Unbilled revenues	96	92
Assets from price risk management activities	39	64
Inventories, at average cost	71	64
Margin deposits	189	28
Current deferred income taxes	151	13
Other current assets	44	26

Total current assets	768	538
Electric utility plant, net	3,301	3,066
Regulatory assets	825	304
Non-qualified benefit plan trust	46	69
Nuclear decommissioning trust	46	46
Other noncurrent assets	37	85

Total assets	$5,023	$4,108

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$217	$227
Liabilities from price risk management activities	426	101
Short-term debt	203	—
Current portion of long-term debt	142	—
Other current liabilities	41	40
Accrued taxes	18	23

Total current liabilities	1,047	391

Long-term debt, net of current portion	1,164	1,313
Regulatory liabilities	683	574
Deferred income taxes	438	279
Unfunded status of pension and postretirement plans	174	40
Non-qualified benefit plan liabilities	91	86
Asset retirement obligations	58	91
Other noncurrent liabilities	14	18

Total liabilities	3,669	2,792

Shareholders’ equity:
Preferred stock, no par value, 30,000,000 shares authorized; none issued and outstanding as of December 31, 2008 and 2007	—	—
Common stock, no par value, 80,000,000 shares authorized; 62,575,257 and 62,529,787 shares issued and outstanding as of December 31, 2008 and 2007, respectively	659	646
Accumulated other comprehensive loss	(5)	(4)
Retained earnings	700	674

Total shareholders’ equity	1,354	1,316

Total liabilities and shareholders’ equity	$5,023	$4,108

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

Years Ended December 31,	2008	2007	2006
Cash flows from operating activities:
Net income	$87	$145	$71
Reconciliation of net income to net cash provided by operating activities:
Increase (decrease) in net liabilities from price risk management activities	350	(26)	132
Regulatory deferrals - price risk management activities	(350)	26	(132)
Depreciation and amortization	208	181	219
Trojan refund liability	34	—	—
Deferred income taxes	22	22	(38)
Unrealized (gains) losses on non-qualified benefit plan trust assets	17	(5)	(7)
Allowance for equity funds used during construction	(9)	(16)	(16)
Power cost deferrals, net	2	(9)	—
Senate Bill 408 deferrals, net of amortization	(1)	(16)	42
Other non-cash income and expenses, net	—	6	7
Changes in working capital:
Net margin deposit activity	(163)	21	(94)
(Increase) decrease in receivables	6	(4)	17
Increase (decrease) in payables	(11)	19	(88)
Other working capital items, net	(8)	(2)	(11)
Other, net	(1)	2	4

Net cash provided by operating activities	183	344	106

Cash flows from investing activities:
Capital expenditures	(383)	(455)	(371)
Sales of nuclear decommissioning trust securities	23	21	21
Purchases of nuclear decommissioning trust securities	(19)	(23)	(37)
Insurance proceeds	3	—	—
Other, net	(6)	6	7

Net cash used in investing activities	(382)	(451)	(380)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	50	381	275
Borrowings on revolving lines of credit	189	—	—
Payments on revolving lines of credit	(58)	—	—
(Payments) borrowings on short-term debt, net	72	(81)	81
Payments on long-term debt	(56)	(71)	(162)
Dividends paid	(60)	(58)	(28)
Debt issuance costs	(1)	(3)	(2)

Net cash provided by financing activities	136	168	164

Change in cash and cash equivalents	(63)	61	(110)
Cash and cash equivalents, beginning of year	73	12	122

Cash and cash equivalents, end of year	$10	$73	$12

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest, net of amounts capitalized	$73	$58	$55
Income taxes	20	46	101
Non-cash investing and financing activities:
Accrued capital additions	16	27	20
Accrued dividends payable	16	15	14
Former parent’s capital contribution of Oregon Tax credits	8	—	—

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenues (in millions)
Retail sales:
Residential	$199	$215	$758	$716
Commercial	148	153	598	593
Industrial	39	40	158	159

Total retail sales	386	408	1,514	1,468
Other retail revenues	17	6	37	60
Trojan refund liability	—	—	(33)	—

Direct Access customers	(3)	(3)	(10)	(12)

Total retail revenues	400	411	1,508	1,516
Wholesale revenues	42	52	195	201
Other operating revenues	7	7	42	26

Revenues, net	$449	$470	$1,745	$1,743

Energy sold and delivered - MWhs (in thousands)
Retail energy sales:
Residential	2,113	2,184	7,878	7,688
Commercial	1,787	1,847	7,226	7,289
Industrial	615	610	2,472	2,485

Total retail energy sales	4,515	4,641	17,576	17,462
Delivery to direct access customers:
Commercial	159	116	615	492
Industrial	434	437	1,803	1,673

Total retail energy deliveries	5,108	5,194	19,994	19,627
Wholesale sales	761	881	3,190	4,042

Total energy sold and delivered	5,869	6,075	23,184	23,669

Retail customers – end of period
Residential			712,554	706,444
Commercial			97,386	97,088
Industrial			257	256

Total retail customers			810,197	803,788

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES

SUPPLEMENTAL OPERATING STATISTICS (CONTINUED)

Degree Days

	Heating		Cooling
	2008	2007	2008	2007
1st Quarter	1,981	1,852	—	—
Average	1,831	1,840	—	—

2nd Quarter	860	698	98	56
Average	683	664	71	67

3rd Quarter	80	123	376	344
Average	80	82	394	385

4th Quarter	1,661	1,701	—	—
Average	1,575	1,575	2	2

Annual Total	4,582	4,374	474	400
Average	4,169	4,161	467	454

Note: “Average” amounts represent 15 year rolling averages of heating and cooling degree day data provided by the National Weather Service (Portland Airport).